Exhibit 99.1

Codexis Reports 2016 Fourth Quarter and Full Year Financial Results

Achieves 2016 total revenues and gross margin guidance, introduces 2017 financial guidance

Conference call begins at 4:30 p.m. Eastern time today
Accompanying slide presentation available on Investor section of company website

REDWOOD CITY, Calif. (March 9, 2017) - Codexis, Inc. (NASDAQ: CDXS), a leading protein engineering company, announces financial results for the three and 12 months ended December 31, 2016, and provides a business update.

“Our solid fourth quarter performance completes a year of consistently strong results for Codexis. Full year 2016 revenues closed at $48.8 million, a growth of 17% versus 2015 and at the top end of our annual guidance,” said Codexis President and CEO John Nicols. “This is our third consecutive year to meet or exceed our annual guidance targets and to deliver double-digit revenue growth. In addition to tight execution on the early completion of CodeEvolver® platform technology transfers for both GSK and Merck in 2016, we are most proud of stepping up our product sales by 35% in 2016.

“We expect these product sales to continue to accelerate with between 37% and 50% growth for the year, underpinning our new total revenue guidance of $50 million to $53 million for 2017. In addition, our confidence for securing a third CodeEvolver® platform technology license deal in the second half of 2017 enables us to build those revenues into our annual guidance. We have set strategic initiatives for the company aimed at enhancing shareholder value in 2017, most notably through the continued advancement of our orally dosable preclinical enzyme therapy CDX-6114 for phenylketonuria (PKU) disease toward an Investigational New Drug application (IND) filing with the U.S. Food and Drug Administration (FDA) in 2018,” added Mr. Nicols.

Fourth Quarter Financial Highlights
Total revenues for the fourth quarter of 2016 were $10.0 million compared with $11.6 million for the fourth quarter of 2015, which included a $3.1 million royalty-related settlement payment from a legacy customer. Product sales for the fourth quarter of 2016 were $4.2 million compared with $4.5 million for the prior-year period, reflecting fluctuations in the timing of customer demand. Research and development revenues for the fourth quarter of 2016 were $5.3 million compared with $6.4 million a year ago. The decrease was due mainly to the $3.1 million royalty-related settlement payment in the 2015 quarter, partially offset by the recognition of upfront fees from Merck related to the early completion of the CodeEvolver® technology transfer and higher R&D fees from Merck. Revenue from the revenue-sharing arrangement with Exela PharmSci (Exela) for sales of the argatroban injectable drug was $0.4 million for the fourth quarter of 2016 compared with $0.8 million for the fourth quarter of 2015.

Non-GAAP gross margin as a percentage of total revenues for the fourth quarter of 2016 was 77% compared with 78% for the fourth quarter of 2015, with the decrease reflecting recognition of a royalty settlement payment in the prior-year period. Total revenues include product sales, research and development revenues and revenue from the revenue-sharing arrangement.

Research and development (R&D) expenses were $6.0 million for the fourth quarter of 2016 compared with $5.2 million for the fourth quarter of 2015, with the increase due to higher payroll expenses from increased headcount and higher outside services related to enzyme therapeutic product development. Selling, general and administrative (SG&A) expenses for the fourth quarter of 2016 were $7.0 million compared with $6.0 million for

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the fourth quarter of 2015, with the increase mainly due to a foreign tax receivable write-off and increased costs associated with higher headcount.

The net loss for the fourth quarter of 2016 was $5.3 million, or $0.13 per share, compared with a net loss for the fourth quarter of 2015 of $2.1 million, or $0.05 per share. Non-GAAP net loss for the fourth of 2016 was $2.8 million, or $0.07 per share, compared with non-GAAP net income for the fourth quarter of 2015 of $0.6 million, or $0.02 per diluted share. A reconciliation of GAAP to non-GAAP results is provided below.

Full-Year 2016 Financial Highlights
Total revenues for 2016 increased 17% to $48.8 million from $41.8 million for 2015, due to a 35% increase in product sales and a 22% increase in research and development fees, offset by lower revenues from the revenue-sharing arrangement with Exela. Total revenues for 2016 included $31.3 million in research and development revenue, $15.3 million in product sales and $2.2 million from the revenue-sharing arrangement.

Non-GAAP gross margin as a percentage of total revenues for 2016 was 80% compared with 84% for 2015, reflecting revenue mix.

R&D expenses for 2016 were $22.2 million compared with $20.7 million for 2015, with the increase due primarily to higher consulting services related to the evaluation of potential new drug development targets, higher outside services related to enzyme biotherapeutic product development projects, and increased costs associated with higher headcount, which were partially offset by lower amortization of intangibles. SG&A expenses for 2016 were $25.4 million compared with $22.3 million in the prior year, with the increase due mainly to higher legal expenses related to intellectual property, higher consulting fees relating for exploration of new business development opportunities and increased costs due to higher headcount partially offset by lower facilities costs due to sublease income received in 2016.

The net loss for 2016 was $8.6 million, or $0.21 per share, compared with a net loss for 2015 of $7.6 million, or $0.19 per share. Non-GAAP net income for 2016 was $1.7 million, or $0.04 per diluted share, compared with non-GAAP net income for 2015 of $3.0 million, or $0.07 per diluted share. A reconciliation of GAAP to non-GAAP results is provided below.

Cash and cash equivalents as of December 31, 2016 were $19.2 million compared with $23.3 million as of December 31, 2015.

Financial Outlook
Codexis is introducing financial guidance for 2017 as follows:

•	Total revenues of $50 million to $53 million, which assumes the revenues related to the company’s third non-exclusive CodeEvolver® license agreement, which is expected in the second half of 2017.

•	Product sales of $21 million to $23 million, an increase of 37% to 50% over 2016.

•	Gross margin on product sales between 37% and 39%.

•	Total operating expenses for R&D and SG&A to increase by 6% to 8%.

Non-GAAP Financial Measures
Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as depreciation expense, intangible asset amortization expense and stock-based compensation expense. Non-GAAP financial measures presented are: non-GAAP gross margin as a percentage of total revenues, non- GAAP net income or loss, non-GAAP net income or loss per share (basic and diluted), non-GAAP research and development expense and non-GAAP selling, general and administrative expense. Non-GAAP operating expenses exclude stock-based compensation expense, amortization of intangible assets and depreciation of fixed assets.

Codexis management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an ongoing basis, and internally for operating, budgeting and financial planning purposes. Codexis

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management believes the non-GAAP information is useful for investors by offering them the ability to identify trends in what management considers to be Codexis’ core operating results and to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of expense that affect Codexis. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP, and therefore these non-GAAP results should only be used for evaluation in conjunction with the corresponding GAAP measures. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Conference Call and Webcast
Codexis will hold a conference call and audio webcast today beginning at 4:30 p.m. Eastern time. A slide presentation to accompany today’s call is available on the Investors section of the Company’s website at www.codexis.com. The conference call dial-in numbers are 855-890-8665 for domestic callers and 720-634-2938 for international callers, and the passcode is 77904180. A live webcast of the call will be available on the Investors section of www.codexis.com.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers. Please use the passcode 77904180 to access the recording. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis, Inc.
Codexis, Inc. is a leading protein engineering company that applies its technology to the development of biocatalysts for commercial manufacture of pharmaceuticals and fine chemicals. Codexis’ proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ expectations regarding 2017 total revenues, product sales, gross margin on product sales and operating expenses, Codexis’ expectation that it will sign a third CodeEvolver® protein engineering platform technology license agreement in 2017, Codexis’ expectations regarding preclinical and clinical development of its enzyme therapeutic product candidate for PKU, including the timing of filing an IND with the FDA, and Codexis' beliefs regarding its ability to enhance shareholder value in 2017. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include, among others: Codexis’ dependence on its licensees and collaborators; Codexis’ dependence on a limited number of products and customers in its biocatalysis business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical or food products are not received well in the markets; risks, uncertainties and costs associated with the successful development of therapeutic candidates; Codexis’ ability to develop and commercialize new products for the biocatalysis markets; Codexis’ dependence on a limited number of contract manufacturers for large-scale production of its enzymes; Codexis’ ability to deploy its technology platform in new market spaces, including the fine chemicals, therapeutics and molecular diagnostics markets; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; Codexis’ dependence on information technology systems, infrastructure and data; Codexis’ need for additional capital in the future in order to expand its business or to adjust for market conditions or strategic considerations, which may involve Codexis entering into equity offerings, debt financings, credit facilities and/or strategic collaborations; variability of and potential decline in Codexis’ pharmaceutical product gross margins from quarter to quarter; Codexis’ dependence on key personnel; risks associated with Codexis’ international business; risks, uncertainties and costs associated with compliance with European Union chemical regulations, adverse effects of regulatory tax examinations; risk, uncertainties and costs associated with regulatory approval for the use of our products in food and food ingredients; risks associated with the patent litigation that Codexis initiated in February 2016, including the risk that EnzymeWorks and Junhua “Alex” Tao may file counterclaims against Codexis; Codexis’ potential involvement i

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n additional lawsuits to protect or enforce its patents or other rights, which could be expensive, time-consuming and unsuccessful; Codexis’ ability to adequately protect and maintain its proprietary technologies; Codexis’ ability to enforce its intellectual property rights throughout the world; the risk that Codexis’ biocatalysts, or the genes that code for its biocatalysts, may be stolen, misappropriated or reverse engineered, which would allow others to use these biocatalysts or genes to produce competing products; any claims by third parties that Codexis is infringing their intellectual property rights or other proprietary rights, which may subject Codexis to costly and time-consuming litigation and prevent Codexis from developing or commercializing its products; and any unauthorized disclosures of Codexis’ trade secrets and other proprietary information. Additional information about factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2016, Quarterly Reports on Form 10-Q filed with the SEC on May 9, 2016, August 9, 2016 and November 8, 2016, including under the caption “Risk Factors” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward- looking statements, except as required by law.

Codexis Contacts:

Investors
LHA
Jody Cain, 310-691-7100 jcain@lhai.com

Financial Tables to Follow

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In Thousands, Except Per Share Amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenues:
Product sales	$4,249	$4,462	$15,321	$11,376
Research and development revenues	5,345	6,352	31,316	25,599
Revenue sharing arrangement	375	773	2,200	4,829
Total revenues	9,969	11,587	48,837	41,804
Costs and operating expenses:
Cost of product sales	2,287	2,578	9,753	6,586
Research and development	5,964	5,216	22,229	20,673
Selling, general and administrative	6,968	6,026	25,419	22,315
Total costs and operating expenses	15,219	13,820	57,401	49,574
Loss from operations	(5,250)	(2,233)	(8,564)	(7,770)
Interest income	20	7	60	19
Other expense	(55)	(21)	(94)	(168)
Loss before income taxes	(5,285)	(2,247)	(8,598)	(7,919)
Benefit from income taxes	(25)	(194)	(40)	(338)
Net loss	$(5,260)	$(2,053)	$(8,558)	$(7,581)
Net loss per share, basic and diluted	$(0.13)	$(0.05)	$(0.21)	$(0.19)
Weighted average common shares used in computing net loss per share, basic and diluted	41,002	39,840	40,629	39,438

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(In Thousands)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$19,240	$23,273
Accounts receivable, net	5,924	7,329
Inventories	825	992
Prepaid expenses and other current assets	1,238	1,245
Total current assets	27,227	32,839
Restricted cash	1,624	787
Marketable securities	1,142	1,549
Property and equipment, net	2,155	3,109
Intangible assets, net	—	2,812
Goodwill	3,241	3,241
Other non-current assets	259	310
Total assets	$35,648	$44,647
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,232	$3,399
Accrued compensation	4,314	3,331
Other accrued liabilities	2,111	2,013
Deferred revenues	1,710	6,098
Total current liabilities	12,367	14,841
Deferred revenues, net of current portion	1,066	3,120
Lease incentive obligation, net of current portion	885	1,310
Other liabilities	2,231	2,497
Total liabilities	16,549	21,768
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	311,164	305,981
Accumulated other comprehensive income	—	405
Accumulated deficit	(292,069)	(283,511)
Total stockholders’ equity	19,099	22,879
Total liabilities and stockholders’ equity	$35,648	$44,647

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Codexis, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)
(In Thousands, Except Per Share Amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
(i) Gross margin
Product Sales	$4,249	$4,462	$15,321	$11,376
Cost of Product Sales	2,287	2,578	9,753	6,586
Gross Margin ($) - GAAP	1,962	1,884	5,568	4,790
Gross Margin (%) - GAAP	46%	42%	36%	42%
Non-GAAP adjustments:
Research and development revenue	$5,345	$6,352	$31,316	$25,599
Revenue sharing arrangement	375	773	2,200	4,829
Gross Margin ($) - Non-GAAP	$7,682	$9,009	$39,084	$35,218
Total revenue for Non-GAAP gross margin	$9,969	$11,587	$48,837	$41,804
Gross Margin (%) - Non-GAAP	77%	78%	80%	84%

(ii) Research and development expenses
Research and development expenses - GAAP	$5,964	$5,216	$22,229	$20,673
Non-GAAP adjustments:
Depreciation expense (b)	(198)	(240)	(887)	(1,099)
Intangible asset amortization (c)	(281)	(842)	(2,812)	(3,374)
Employee stock-based compensation (d)	(345)	(225)	(1,033)	(935)
Research and development expenses - Non-GAAP	$5,140	$3,909	$17,497	$15,265

(iii) Selling, general and administrative expenses
Selling, general and administrative expenses - GAAP	$6,968	$6,026	$25,419	$22,315
Non-GAAP adjustments:
Depreciation expense (b)	(171)	(226)	(847)	(936)
Employee stock-based compensation (d)	(1,467)	(1,142)	(4,640)	(4,191)
Selling, general and administrative expenses - Non-GAAP	$5,330	$4,658	$19,932	$17,188

(iv) Net income (loss)
Net income (loss) - GAAP	$(5,260)	$(2,053)	$(8,558)	$(7,581)
Non-GAAP adjustments:
Depreciation expense (b)	369	466	1,734	2,035
Intangible asset amortization (c)	281	842	2,812	3,374
Employee stock-based compensation (d)	1,812	1,367	5,673	5,126
Net income (loss) - Non-GAAP	$(2,798)	$622	$1,661	$2,954

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Codexis, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)
(In Thousands, Except Per Share Amounts)

(v) Net income (loss) per share
Net income (loss) per share - GAAP, basic	$(0.13)	$(0.05)	$(0.21)	$(0.19)
Adjustments to GAAP net income (loss) per share (as detailed above)	0.06	0.07	0.25	0.27
Net income (loss) per share - Non-GAAP, basic	$(0.07)	$0.02	$0.04	$0.07

Net income (loss) per share - GAAP, diluted	$(0.13)	$(0.05)	$(0.21)	$(0.19)
Adjustments to GAAP net income (loss) per share (as detailed above)	0.06	0.07	0.24	0.27
Net income (loss) per share - Non-GAAP, diluted	$(0.07)	$0.02	$0.04	$0.07
Note: Totals may not sum due to rounding.

These non-GAAP financial measures include or exclude the following items:

(a) Non-product revenue: we provide non-GAAP information which includes revenues other than product sales. We believe that including this revenue from our non-GAAP measures is useful to investors, because the product sales used in the cost of goods sold calculation of gross margin can be inconsistent in amount and can vary from period to period.

(b) Depreciation expense: we provide non-GAAP information which excludes depreciation expense related to the depreciation of property and equipment. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.

(c) Intangible asset amortization: we provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because this expense is non-cash. This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include or exclude other items. The presentation of this additional information should not be considered a substitute for net income or net income per diluted share or other measures prepared in accordance with GAAP.

(d) Stock-based compensation: we provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of this item allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of Codexis' operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

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